Exhibit: 99.1

NYSE: ONB
www.oldnational.com

FINANCIAL NEWS
April 30, 2007

OLD NATIONAL REPORTS FIRST-QUARTER RESULTS

•	CONTINUED IMPROVEMENT IN CREDIT QUALITY
•	SUCCESSFUL INTEGRATION OF ST. JOSEPH CAPITAL CORPORATION

Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366 Vice President – Investor Relations	Kathy A. Schoettlin – (812) 465-7269 Vice President – Public Relations

Old National Bancorp (NYSE: ONB) today announced first-quarter net income of $10.8 million, or $.16 per share.

“The first quarter of 2007 contained many significant events for Old National,” noted Bob Jones, President and CEO of Old National Bancorp. “The successful acquisition and integration of St. Joseph Capital Corporation (St. Joseph) headquartered in Mishawaka, Indiana was one of the most significant achievements of the quarter. This is our first bank acquisition in seven years and leads our entry into the higher-growth markets of Northern Indiana. Our corporate cultures are strikingly similar, with an emphasis on quality customer service and corporate social responsibility. This, along with the proven strength of their management team and the introduction of Old National products and services, affords us many opportunities in these new markets.

“In conjunction with the acquisition, and as previously announced, we also completed several strategic initiatives during the quarter that improve the operating platform of the Company and position us for future growth,” Jones continued. “These initiatives are consistent with our strategy of building a sustainable infrastructure that ultimately provides an appropriate return to our shareholders.”

The pre-tax impact to net income and after-tax earnings per share impact of these actions on first-quarter earnings are detailed below:

•	Charges of $3.7 million, or $.04 per share, related to the previously announced balance sheet restructuring,

•	Workforce reductions and process improvement costs of $1.4 million, or $.01 per share,

•	Property write-downs and lease termination costs associated with previously announced branch closures totaling $2.0 million, or $.02 per share, and

•	Conversion costs associated with St. Joseph and miscellaneous costs totaling $0.6 million, or slightly under $0.01 per share.

“Our first-quarter earnings guidance was that we would earn between $.15 to $.18 per share, and we are pleased that we have met those expectations. The first-quarter results, when coupled with the strategic actions we have taken, allow us to confirm our full-year earnings guidance of $1.11 to 1.17 per share,” continued Jones.

Strategic Imperatives

Old National is guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:

1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.

Strengthen the Risk Profile

Special mention loans, those loans exhibiting potential weaknesses that merit management’s attention, declined 18% from the $119.8 million at the end of 2006 to $97.8 million at March 31, 2007. At March 31, 2007, classified loans stood at $166.4 million compared to the $153.2 million at the end of 2006. Classified loans related to the St. Joseph acquisition amounted to $18.5 million. Non-performing loans at March 31, 2007, were $60.5 million, an increase of $18.9 million from the $41.6 million at December 31, 2006. Of this increase, $12.3 million relates to loans acquired from St. Joseph and $9.3 million relates to a single Old National commercial credit.

Net charge-offs for the first quarter of 2007 were $4.6 million, or an annualized .38% of total average loans. These results compare to $5.5 million, or .46% on an annualized basis, and $3.8 million, or .32% on an annualized basis, in the first quarter and fourth quarter of 2006, respectively.

At March 31, 2007, Old National’s allowance for loan losses was $71.3 million, or 1.46% of total loans, compared with $76.8 million, or 1.59%, at March 31, 2006. Old National acquired $5.7 million in reserves from the St. Joseph acquisition. The provision for loan losses for the first quarter of 2007 was $2.4 million, compared with provision expense of $3.5 million in the first quarter of 2006 and no provision expense in the fourth quarter of 2006.

Chief Credit Officer Daryl Moore commented, “We were pleased to have been able to reduce our levels of both special-mention loans and 90+ day delinquent loans in the quarter. The downward movement in these key indicators affirms the benefits we have seen from our enhanced credit culture.”

Enhance Management Discipline

Capital Management

During the first quarter of 2007, Old National repurchased no shares of common stock. In December 2005, the board approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008. As of March 31, 2007, the Company has 4.6 million shares available for repurchase under this three-year authorization.

Expense Management

Noninterest expenses totaled $71.8 million for the first quarter of 2007 compared to the $68.5 million and $69.5 million reported for the first quarter of 2006 and the fourth quarter of 2006, respectively. In addition to the $3.4 million for the workforce reductions, process improvements and property expenses, as previously mentioned, the first quarter also included noninterest expense of $0.8 million attributable to the operations of St. Joseph and additional occupancy expense of $0.7 million related to the sale and lease back of the corporate offices in downtown Evansville. Partially offsetting these expenses was the reversal of $0.7 million of previously accrued expense related to certain long term incentives.

Achieve Consistent Quality Earnings

Balance Sheet & Margin

At March 31, 2007, total loans were $4.881 billion, a $181.2 million increase from the end of 2006. St. Joseph contributed $342.9 million in loans to the Company as of March 31, 2007.

At March 31, 2007, the Company’s investment portfolio was $2.631 billion, a $33.0 million decline from the end of 2006. In connection with the St. Joseph acquisition and previously announced balance sheet restructuring initiative, Old National sold $148.2 million in investment securities during the first quarter. The investment portfolio as a percentage of total assets declined from 32.7% at the end of 2006 to 31.6% at March 31, 2007.

The Company’s core deposits totaled $6.294 billion at March 31, 2007. This balance represents an increase of $ 302.0 million over total core deposits at the end of 2006. St. Joseph contributed $323.6 million in core deposits to the Company as of March 31, 2007.

As part of the balance sheet restructuring, Old National continued to reduce its wholesale borrowed funds position during the first quarter. Total wholesale borrowed funds at March 31, 2007, were $1.290 billion, or $100.7 million lower than the $1.390 billion at December 31, 2006.

On a fully tax equivalent basis, net interest income during the first quarter of 2007 was $56.0 million and represented a net interest margin on total average earning assets of 3.00%. This compares to $56.0 million and a margin of 3.09% for the fourth quarter of 2006.

Fees, Service Charges and Other Revenue

Total fees, service charges and other income during the first quarter of 2007 were $36.2 million, a decrease of $5.2 million from the first quarter of 2006 and a decline of $1.0 million from the fourth quarter of 2006. The first quarter of 2006 contained a $3.0 million gain from the sale of a financial center in O’Fallon, Illinois and $2.4 million in seasonal commission adjustments, or contingency income, from the insurance business. This commission income is typically received by the Company in the first quarter of the year, with $1.2 million received in the first quarter of 2007, compared to none received in the fourth quarter of 2006.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.3 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the company’s website at www.oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central on Monday, April 30, 2007, to discuss first-quarter 2007 financial results, strategic developments, and the Company’s earnings outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on April 30 through May 14. To access the replay, dial 1-800-642-1687, conference code 5511786.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expect,” “intend,” “believe,” “anticipate,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans including acquisition plans, and other matters discussed in this news release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, and other factors identified in the Company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	March 31
(FTE) Fully taxable equivalent basis.	2007	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$56,031	$59,488	$(3,457)	(5.8)
Fees, Service Charges and Other Revenues	36,176	41,401	(5,225)	(12.6)
Securities Gains (Losses)	(2,667)	(147)	(2,520)	N/M
Derivative Gains (Losses)	14	1,615	(1,601)	(99.1)
Total Revenue (FTE)	89,554	102,357	(12,803)	(12.5)
Provision for Loan Losses	2,445	3,500	(1,055)	(30.1)
Noninterest Expense	71,799	68,487	3,312	4.8
Income before Taxes	15,310	30,370	(15,060)	(49.6)
Provision for Taxes (FTE)	4,520	9,701	(5,181)	(53.4)
Net Income	10,790	20,669	(9,879)	(47.8)

Per Share Data: (Diluted) (a)
Net Income	.16	.31	(.15)	(48.4)
Average Diluted Shares Outstanding	65,863	67,317	(1,454)	(2.2)
Book Value	9.65	9.53	.12	1.3
Stock Price	18.18	21.64	(3.46)	(16.0)

Performance Ratios:
Return on Average Assets	.52%	1.00%	(.48)%	(48.0)
Return on Average Equity (b)	6.74	12.68	(5.94)	(46.8)
Net Interest Margin (FTE)	3.00	3.18	(.18)	(5.7)
Other Expense to Revenue (Efficiency Ratio)	80.17	66.91	13.26	19.8
Net Charge-offs to Average Loans (c)	.38	.46	(.08)	(17.4)
Reserve for Loan Losses to Ending Loans (c)	1.46	1.59	(.13)	(8.2)
Non-Performing Loans to Ending Loans (c)	1.23	1.06	.17	16.0

Balance Sheet:
Average Assets	$8,241,355	$8,289,711	$(48,356)	(.6)
End of Period Balances:
Assets	8,331,644	8,244,921	86,723	1.1
Investments (Including Money Market Investments)	2,630,668	2,603,999	26,669	1.0
Commercial Loans	1,667,194	1,549,950	117,244	7.6
Commercial Real Estate Loans	1,454,150	1,500,134	(45,984)	(3.1)
Consumer Loans	1,199,108	1,247,077	(47,969)	(3.8)
Residential Real Estate Loans	560,780	512,342	48,438	9.5
Residential Real Estate Loans Held for Sale	18,976	21,965	(2,989)	(13.6)
Earning Assets	7,530,876	7,435,467	95,409	1.3
Core Deposits (Excluding Brokered CDs)	6,293,562	5,880,784	412,778	7.0
Borrowed Funds (Including Brokered CDs)	1,289,613	1,592,411	(302,798)	(19.0)
Shareholders’ Equity	640,671	642,373	(1,702)	(.3)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $639,968 and $651,785, respectively, for 2007 and 2006.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	March 31,	December 31,
(FTE) Fully taxable equivalent basis.	2007	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$56,031	$56,041	$(10)	N/M
Fees, Service Charges and Other Revenues	36,176	37,220	(1,044)	(2.8)
Securities Gains (Losses)	(2,667)	774	(3,441)	N/M
Derivative Gains (Losses)	14	(442)	456	103.2
Total Revenue (FTE)	89,554	93,593	(4,039)	(4.3)
Provision for Loan Losses	2,445	—	2,445	N/M
Noninterest Expense	71,799	69,512	2,287	3.3
Income before Taxes	15,310	24,081	(8,771)	(36.4)
Provision for Taxes (FTE)	4,520	6,578	(2,058)	(31.3)
Net Income	10,790	17,503	(6,713)	(38.4)

Per Share Data: (Diluted) (a)
Net Income	.16	.27	(.11)	(40.7)
Average Diluted Shares Outstanding	65,863	65,868	(5)	N/M
Book Value	9.65	9.66	(.01)	(.1)
Stock Price	18.18	18.92	(.74)	(3.9)

Performance Ratios:
Return on Average Assets	.52%	.87%	(.35)%	(40.2)
Return on Average Equity (b)	6.74	10.87	(4.13)	(38.0)
Net Interest Margin (FTE)	3.00	3.09	(.09)	(2.9)
Other Expense to Revenue (Efficiency Ratio)	80.17	74.27	5.90	7.9
Net Charge-offs to Average Loans (c)	.38	.32	.06	18.8
Reserve for Loan Losses to Ending Loans (c)	1.46	1.44	.02	1.4
Non-Performing Loans to Ending Loans (c)	1.23	.88	.35	39.8

Balance Sheet:
Average Assets	$8,241,355	$8,041,527	$199,828	2.5
End of Period Balances:
Assets	8,331,644	8,149,515	182,129	2.2
Investments (Including Money Market Investments)	2,630,668	2,663,712	(33,044)	(1.2)
Commercial Loans	1,667,194	1,629,885	37,309	2.3
Commercial Real Estate Loans	1,454,150	1,386,367	67,783	4.9
Consumer Loans	1,199,108	1,198,855	253	N/M
Residential Real Estate Loans	560,780	484,896	75,884	15.6
Residential Real Estate Loans Held for Sale	18,976	16,634	2,342	14.1
Earning Assets	7,530,876	7,380,349	150,527	2.0
Core Deposits (Excluding Brokered CDs)	6,293,562	5,991,605	301,957	5.0
Borrowed Funds (Including Brokered CDs)	1,289,613	1,390,345	(100,732)	(7.2)
Shareholders’ Equity	640,671	642,369	(1,698)	(.3)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $639,968 and $644,184, respectively, for March 31, 2007, and December 31, 2006.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.